As filed with the Securities and Exchange Commission on May 16, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITIGROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1568099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

388 Greenwich Street New York, NY	10013
(Address of Principal Executive Offices)	(Zip Code)

Citi Head Office Guarantee Plan
(Full title of the plan)
Rohan S. Weerasinghe
General Counsel
Citigroup Inc.
388 Greenwich Street
New York, NY 10013
(Name and address of agent for service)
(212) 559-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Obligation(1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Deferred Compensation Obligations	$2,500,000	100%(1)	$2,500,000	$303

(1)	Estimated solely for purposes of determining the registration fee.

EXPLANATORY NOTE
This Registration Statement registers obligations of the Registrant to pay deferred compensation in the future (“Deferred Compensation Obligations”) in accordance with the terms of the Citi Head Office Guarantee Plan (the “Plan”). The Deferred Compensation Obligations registered on this Registration Statement are in addition to the Deferred Compensation Obligations previously registered on Registration Statements on Form S-8 filed in connection with the Plan on May 1, 2015 (File No. 333-203792) and January 24, 2008 (File No. 333-148846), the contents of which are hereby incorporated by reference, except that Item 6 thereof is hereby restated as follows.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Section Four of Article IV of the Registrant’s By-Laws provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article TENTH of the Registrant’s Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).
The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 8.	Exhibits - See Exhibit Index below.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 16, 2019.

CITIGROUP INC. (Registrant)

By:	/s/ MARK A. L. MASON
Mark A. L. Mason Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated on May 16, 2019.

Signatures	Title

/s/ MICHAEL L. CORBAT Michael L. Corbat	Chief Executive Officer and Director (Principal Executive Officer)

/s/ MARK A. L. MASON Mark A. L. Mason	Chief Financial Officer (Principal Financial Officer)

/s/ RAJA J. AKRAM Raja J. Akram	Controller (Principal Accounting Officer)

* Ellen M. Costello	Director

* Barbara J. Desoer	Director

* John C. Dugan	Director (Chair)

* Duncan P. Hennes	Director

* Peter B. Henry	Director

* S. Leslie Ireland	Director

* Lew W. (Jay) Jacobs, IV	Director

Signatures	Title
* Renée J. James	Director

* Eugene M. McQuade	Director

* Diana L. Taylor	Director

* James S. Turley	Director

* Deborah C. Wright	Director

* Ernesto Zedillo Ponce de Leon	Director

*By:	/s/ MARK A. L. MASON
Mark A. L. Mason Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Restated Certificate of Incorporation of Citigroup Inc., as amended, as in effect on the date hereof, incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (File No. 001-09924)

4.2
By-laws of Citigroup Inc., as amended, as in effect on the date hereof, incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K filed on January 18, 2019 (File No. 001-09924)

5.1*	Opinion of Pamela Scott, with respect to the legality of the deferred compensation obligations being registered

23.1*	Consent of Pamela Scott (included in the opinion filed as Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Limited Power of Attorney of the directors of the Registrant

______________________
* Filed herewith.